TIB FINANCIAL CORP. To Present At
FBR Capital Markets
2008 Fall Investor Conference

Naples, FL (November 26, 2008) – TIB FINANCIAL CORP. (NASDAQ: TIBB), a financial services holding company focused on growth in the Florida market, today announced that it will address analysts and investors attending the 2008 Fall Investor Conference hosted by Friedman, Billings, Ramsey & Co., Inc. to be held December 2 – 3 at the Grand Hyatt New York Hotel in New York City, New York.

Thomas J. Longe, Chief Executive Officer and Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, will discuss the company’s strategy, recent business developments and market opportunities.  The presentation will occur at 11:30 am EST on December 2nd and may be accessed live through a webcast at www.wsw.com/webcast/fbr22/tibb.  Listeners must register upon login and are requested to access the site a few minutes ahead of the scheduled presentation. You may also access the webcast by going to our website at www.tibfinancialcorp.com.  A replay of the webcast will be retained on our website and will be available for 60 days after the event, beginning December 3rd.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $91 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer at (239) 659-5857, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.